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                                    EXHIBIT 5

                               Opinion of Counsel



                                  July 24, 2001



Board of Directors
First Defiance Financial Corp.
601 Clinton Street
Defiance, Ohio  43512

Gentlemen:

     We have acted as counsel for First Defiance Financial Corp., an Ohio corporation (the "Company"), in connection with the proposed issuance and sale of the common shares of the Company, par value $.01 per share (the "Common Shares"), upon the exercise of options granted to purchase such Common Shares pursuant to the First Defiance Financial Corp. 2001 Stock Option and Incentive Plan (the "Plan"). In accordance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, a Registration Statement on Form S-8 describing the Plan will be filed with the Securities and Exchange Commission on or about July 24, 2001 (the "Registration Statement"), for the purpose of registering the 343,000 Common Shares that are reserved for issuance under the Plan.

     In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company's Articles of Incorporation, as amended through the date hereof, as certified by the President of the Company; (c) the Bylaws of the Company amended through the date hereof as certified by the President of the Company; (d) the Certificate of the Inspector of Election for the meeting of the shareholders of the Company held on April 24, 2001; (e) the minutes of the meeting of the Board of Directors of the Company dated July 23, 2001; and (f) such other representations of the Company and its officers as we have deemed relevant.

     In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

     Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the Common Shares shall have been issued by the Company upon the exercise of the options and payment therefor in full in the manner provided in the Plan and in the Registration Statement (when it becomes effective), such Common Shares issued upon the exercise of such options will be validly issued, fully paid and non-assessable.

     This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statements and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement.


                                     Very truly yours,

                                     /s/ Vorys, Sater, Seymour and Pease LLP
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                                     VORYS, SATER, SEYMOUR AND PEASE LLP